Exhibit No. 31

                                 CERTIFICATIONS

I, Dennis Buckley, certify that:

1. I have reviewed this annual report on Form 10-K, and all reports on Form 8-K containing distribution or servicing reports filed in respect of periods included in the year covered by this annual report, of DVI Receivables XI, L.L.C.;

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this annual report;

3. Based on my knowledge, the distribution and servicing information required to be provided to the trustee by the servicer under the contribution and servicing agreement is included in these reports;

4. Based on my knowledge and the servicer compliance statement included in this report as Exhibit 99(B), the servicer has fulfilled its obligations under the contribution and servicing agreement; and

5. This report on Form 10-K discloses all material instances known to me of noncompliance with the servicing criteria set forth in the contribution and servicing agreement.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: Lyon Financial Services, Inc. d/b/a US Bancorp Portfolio Services and Ernst & Young.

                                                 DVI Receivables XI, L.L.C.
                                                 By its  Managing Member,
Dated: June 24, 2005                             DVI Receivables Corp. VIII


                                                 By: /s/ Dennis Buckley
                                                     ---------------------------
                                                      Dennis Buckley
                                                      Vice President